UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Huron Consulting Group Inc.

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550 West Van Buren Street
Chicago, Illinois 60607 P 312-583-8700 F 312-583-8701 MEMO

To	All Managing Directors and Directors
From	Jim Roth
Re:	Message for Managing Directors and Directors Who Own Huron Stock
Date	April 27, 2010

By now you should have received in the mail a copy of Huron’s annual report, proxy statement and proxy voting materials. Please review the information, consider the items to be voted on at our annual meeting on May 3, and cast your vote. You may:

•	Access the Internet voting site indicated on your proxy card,

•	Call the toll-free number indicated on your proxy card,

•	Execute, sign and mail your proxy card

If you have not received voting materials, please contact Deb Korak at extension 3387 or dkorak@huronconsultinggroup.com.

The Board of Directors recommends a vote FOR proposals 1, 2 and 3:

1.	Election of Directors.

Nominees for Director are: James D. Edwards, John McCartney, and James H. Roth.

2.	Approval of the Company’s Amended and Restated 2004 Omnibus Stock Plan.

We have made changes to the Omnibus Stock Plan that we are asking shareholders to approve that will improve the link between pay and performance for our executives and improve certain governance provisions of the plan. For example, we have committed that future grants to executive officers will include up to two-thirds performance-based awards rather than only time-based awards. We are also asking to increase the number of shares available for award under the plan so that we can meet our obligations to Managing Directors under the Managing Director compensation plan implemented this year, to employees who purchase shares through the EbSPP and receive a match in restricted shares, and so that we can continue to attract top talent in the market.

3.	Approval of Auditors.

The Board is asking shareholders to ratify the appointment of PricewaterhouseCoopers LLC as auditors for 2010.

Regardless of the number of shares you own, it is important that they be represented at the annual stockholders meeting. Your vote matters. Please vote your shares now so that your vote can be counted.

Jim Roth

Chief Executive Officer

Huron Consulting Group

550 West Van Buren Street

Chicago, IL 60607